UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35558	27-2004382
(State or other jurisdiction	(Commission File	IRS Employer
of incorporation or organization)	Number)	Identification No.)

11055 Flintkote Avenue, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 952-7570

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2014, Carl Feldbaum was appointed as a member of the Board of Directors of Trovagene, Inc. (the “Company”) and Chairman of the Company’s  Corporate Governance and Nominating Committee.

As president of the Biotechnology Industry Organization (“BIO”) from 1993 until 2005, Mr. Feldbaum led the organization to represent more than 1,000 biotechnology companies, academic institutions, and state biotechnology centers internationally. He is currently a member of the board of directors of Actelion Pharmaceuticals, Ltd., and serves as chairman of its Nominating and Governance committee. Since 2006, he has served on the board of directors of Exelixis, Inc. Mr. Feldbaum previously served as a member of the board of directors of Connetics Corporation from 2005 until its acquisition by Stiefel Laboratories, Inc. in 2006. He also serves as director of BIO Ventures for Global Health, and The Life Sciences Foundation, both non-profit organizations.

Earlier in his career, Mr. Feldbaum was chief of staff to Sen. Arlen Specter of Pennsylvania, and founded Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar, Mr. Feldbaum was assistant to the secretary of energy, served as the inspector general for defense intelligence in the Department of Defense, and was a member of the Watergate Special Prosecution Force. Mr. Feldbaum received a Bachelor of Arts in biology from Princeton University, and his Juris Doctor degree from the University of Pennsylvania Law School.

On January 6, 2015, the Company issued a press release announcing the appointment of Carl Feldbaum as a member of the Board of Directors of the Company.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits.

99.1                        Press Release dated January 6, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 6, 2015

TROVAGENE, INC.

By:	/s/ Antonius Schuh
Antonius Schuh
Chief Executive Officer